METROPOLITAN SERIES FUND, INC.

SUBADVISORY AGREEMENT

(BlackRock Large Cap Value Portfolio)

This Subadvisory Agreement (this “Agreement”) is entered into as of October 2, 2006 by and between MetLife Advisers, LLC, a Delaware limited liability company (the “Manager”), and BlackRock Advisors, LLC, a Delaware limited liability company (the “Subadviser”).

WHEREAS, the Manager has entered into an Advisory Agreement dated May 1, 2004 (the “Advisory Agreement”) with Metropolitan Series Fund, Inc. (the “Fund”), pursuant to which the Manager provides portfolio management and administrative services to the BlackRock Large Cap Value Portfolio (the “Portfolio”);

WHEREAS, the Advisory Agreement provides that the Manager may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more subadvisers;

WHEREAS, the Manager desires to retain the Subadviser to render portfolio management services in the manner and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Manager and the Subadviser agree as follows:

1. Subadvisory Services.

a. The Subadviser shall, subject to the supervision of the Manager and in cooperation with the Manager, as administrator, or with any other administrator appointed by the Manager (the “Administrator”), manage the investment and reinvestment of the assets of the Portfolio. The Subadviser shall invest and reinvest the assets of the Portfolio in conformity with (1) the investment objective, policies and restrictions of the Portfolio set forth in the Fund’s prospectus and statement of additional information, as revised or supplemented from time to time, relating to the Portfolio (the “Prospectus”), (2) any additional policies or guidelines established by the Manager or by the Fund’s Directors that have been furnished in writing to the Subadviser and (3) the provisions of the Internal Revenue Code (the “Code”) applicable to “regulated investment companies” (as defined in Section 851 of the Code) and “segregated asset accounts” (as defined in Section 817 of the Code) including, but not limited to, the diversification requirements of Section 817(h) of the Code and the regulations thereunder, all as from time to time in effect (collectively, the “Policies”), and with all applicable provisions of law, including without limitation all applicable provisions of the Investment Company Act of 1940 (the “1940 Act”) the rules and regulations thereunder and the interpretive opinions thereof of the staff of the Securities and Exchange Commission (“SEC”) (“SEC Positions”); provided, however, that the Manager agrees to inform the Subadviser of any and all applicable state insurance law restrictions that operate to limit or restrict the investments the Portfolio might otherwise make (“Insurance Restrictions”), and to inform the

Subadviser promptly of any changes in such Insurance Restrictions. Subject to the foregoing, the Subadviser is authorized, in its discretion and without prior consultation with the Manager, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Portfolio, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Portfolio may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Subadviser shall determine. Notwithstanding the foregoing provisions of this Section 1.a, however, the Subadviser shall, upon written instructions from the Manager, effect such portfolio transactions for the Portfolio as the Manager shall determine are necessary in order for the Portfolio to comply with the Policies.

b. The Subadviser shall furnish the Manager and the Administrator daily, weekly, monthly, quarterly and/or annual reports concerning portfolio transactions and the investment performance of the Portfolio in such form as may be mutually agreed upon, and agrees to review the Portfolio and discuss the management of the Portfolio with representatives or agents of the Manager, the Administrator or the Fund at their reasonable request. The Subadviser shall, as part of a complete portfolio compliance testing program, perform quarterly diversification testing under Section 817 (h) of the Code. The Subadviser shall provide timely notice each calendar quarter that such diversification was satisfied, or if not satisfied, that corrections were made within 30 days of the end of the calendar quarter. The Subadviser shall also provide the Manager, the Administrator or the Fund with such other information and reports as may reasonably be requested by the Manager, the Administrator or the Fund from time to time, including without limitation all material as reasonably may be requested by the Directors of the Fund pursuant to Section 15(c) of the 1940 Act. The Subadviser shall furnish the Manager (which may also provide it to the Fund’s Board of Directors) with copies of all material comments that are directly related to the Portfolio and the services provided under this Agreement received from the SEC following routine or special SEC examinations or inspections.

c. The Subadviser shall provide to the Manager a copy of the Subadviser’s Form ADV as filed with the SEC and any amendments or restatements thereof in the future and a list of the persons whom the Subadviser wishes to have authorized to give written and/or oral instructions to custodians of assets of the Portfolio.

d. Unless the Manager gives the Subadviser written instructions to the contrary, the Subadviser shall use its good faith judgment in a manner which it reasonably believes best serves the interest of the Portfolio’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio are invested.

e. As the delegate of the Directors of the Fund, the Subadviser shall be responsible for providing reasonable and good faith fair valuations for any securities in the Portfolio for which current market quotations are not readily available or reliable.

2. Obligations of the Manager.

a. The Manager shall provide (or cause the Fund’s custodian to provide) information to the Subadviser in a timely manner regarding such matters as the composition of assets in the Portfolio, cash requirements and cash available for investment in the Portfolio, and all other information as may be reasonably necessary for the Subadviser to perform its responsibilities hereunder.

b. The Manager has furnished the Subadviser a copy of the Prospectus and agrees during the continuance of this Agreement to furnish the Subadviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Manager agrees to furnish the Subadviser with relevant sections of minutes of meetings of the Directors of the Fund applicable to the Portfolio to the extent they may affect the duties of the Subadviser, and with copies of any financial statements or reports of the Fund with respect to the Portfolio to its shareholders, and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement, including, but not limited to, timely information relating to any Insurance Restrictions.

c. The Subadviser agrees that all books and records which it maintains for the Fund are the Fund's property. The Subadviser also agrees upon request of the Manager or the Fund, promptly to surrender the books and records to the requester or make the books and records available for inspection by representatives of regulatory authorities. The Subadviser shall permit all books and records with respect to the Portfolio to be inspected and audited by the Manager and the Administrator at all reasonable times during normal business hours, upon reasonable notice. The Subadviser further agrees to maintain and preserve the Fund's books and records in accordance with the Investment Company Act and rules thereunder.

3. Custodian. The Manager shall provide the Subadviser with a copy of the Portfolio’s agreement with the custodian designated to hold the assets of the Portfolio (the “Custodian”) and any modifications thereto (the “Custody Agreement”). The assets of the Portfolio shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Subadviser shall provide timely instructions directly to the Fund’s custodian, in the manner and form as required by the Fund’s Custody Agreement (including with respect to exchange offerings and other corporate actions) necessary to effect the investment and reinvestment of the Portfolio’s assets. Any assets added to the Portfolio shall be delivered directly to the Custodian.

4. Expenses. Except for expenses specifically assumed or agreed to be paid by the Subadviser pursuant hereto, the Subadviser shall not be liable for any expenses of the Manager or the Fund including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Portfolio, and (c) custodian fees and expenses. The Subadviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement.

5. Purchase and Sale of Assets. Absent instructions from the Manager to the contrary, the Subadviser shall place all orders for the purchase and sale of securities for the Portfolio with brokers or dealers selected by the Subadviser, which may include brokers or dealers affiliated with the Subadviser, provided such orders comply with Rule 17e-1 (or any successor or other relevant regulations) under the 1940 Act in all respects. To the extent consistent with applicable law and then-current SEC positions, purchase or sell orders for the Portfolio may be aggregated with contemporaneous purchase or sell orders of other clients of the Subadviser. The Subadviser agrees that securities are to be purchased through brokers and dealers that, in the Manager’s best judgment, offer the best combination of price and execution. The Subadviser, in seeking to obtain best execution of portfolio transactions for the Portfolio, may consider the quality and reliability of brokerage services, as well as research and investment information and other services provided by brokers or dealers. Accordingly, the Subadviser’s selection of a broker or dealer for transactions for the Portfolio may take into account such relevant factors as (i) price, (ii) the broker’s or dealer’s facilities, reliability and financial responsibility, (iii) when relevant, the ability of the broker to effect securities transactions, particularly with regard to such aspects as timing, order size and execution of the order, (iv) the broker’s or dealer’s recordkeeping capabilities and (v) the research and other services provided by such broker or dealer to the Subadviser which are expected to enhance its general portfolio management capabilities (collectively, “Research”), notwithstanding that the Portfolio may not be the exclusive beneficiary of such Research. Commission rates, being a component of price is one factor considered together with other factors. The Subadviser shall not be obligated to seek in advance competitive bidding for the most favorable commission rate applicable to any particular transaction for the Portfolio or to select any broker-dealer on the basis of its purported posted commission rate. Accordingly, in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Adviser, in its discretion, may cause the Portfolio to pay a commission for effecting a transaction for the Portfolio in excess of the amount another broker or dealer would have charged for effecting that transaction. This may be done where the Subadviser has determined in good faith that the commission is reasonable in relation to the value of the brokerage and/or Research provided by the broker to the Subadviser. From time to time, when determined by the Subadviser in its capacity of a fiduciary to be in the best interest of the Portfolio, the Subadviser may purchase securities from or sell securities on behalf of the Portfolio to another account managed by the Subadviser at prevailing market levels in accordance with the procedures under Rule 17a-7 under the 1940 Act and other applicable law.

6. Compensation of the Subadviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Subadviser hereunder, the Manager shall pay the Subadviser compensation at the annual rate of 0.45% of the first $100 million of the average daily net assets of the Portfolio during the Portfolio’s then-current fiscal year, 0.40% of the next $150 million of such assets, 0.35% of the next $250 million of such assets, 0.30% of the next $1.5 billion of such assets, and 0.25% of such assets in excess of $2 billion. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Portfolio pursuant to the Advisory Agreement. If the Subadviser shall serve for less than the whole of any month or other agreed-upon interval, the foregoing compensation shall be prorated. The Manager may from time to time waive the compensation it is entitled to receive from the Fund; however, any such waiver will have no effect on the Manager’s obligation to pay the Subadviser the compensation provided for herein.

7. Non-Exclusivity. The Manager agrees that the services of the Subadviser are not to be deemed exclusive and that the Subadviser and its affiliates are free to act as investment manager and provide other services to various investment companies and other managed accounts, except as the Subadviser and the Manager or the Administrator may otherwise agree from time to time in writing before or after the date hereof. This Agreement shall not in any way limit or restrict the Subadviser or any of its directors, officers, employees or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities do not adversely affect or otherwise impair the performance by the Subadviser of its duties and obligations under this Agreement. The Manager recognizes and agrees that the Subadviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Portfolio. The Subadviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager except in connection with the investment management services provided by the Subadviser hereunder.

8. Liability. Except as may otherwise be provided by the 1940 Act or other federal securities laws, neither the Subadviser nor any of its officers, partners, managing directors, employees, affiliates or agents shall be subject to any liability to the Manager, the Fund, the Portfolio or any shareholder of the Portfolio for any loss arising from any claim or demand based upon, any error of judgment, or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of any duties or by reason of reckless disregard of its obligations and duties. The Manager acknowledges and agrees that the Subadviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolio or that the Portfolio will perform comparably with any standard or index, including other clients of the Subadviser, whether public or private.

9. Effective Date and Termination. This Agreement shall become effective as of October 2, 2006, and

a. unless otherwise terminated, this Agreement shall continue in effect until October 2, 2008, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Manager or the Subadviser, cast in person at a meeting called for the purpose of voting on such approval;

b. this Agreement may at any time be terminated on sixty days’ written notice to the Subadviser either by vote of the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio;

c. this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement;

d. this Agreement may be terminated by the Subadviser on sixty days’ written notice to the Manager and the Fund, or, if approved by the Board of Directors of the Fund, by the Manager on sixty days’ written notice to the Subadviser; and

Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty. In the event of termination of this Agreement, all compensation due to the Subadviser through the date of termination will be calculated on a pro rata basis through the date of termination and paid on the first business day after the next succeeding month end.

10. Amendment. This Agreement may be amended at any time by mutual consent of the Manager and the Subadviser, provided that, if required by law (as may be modified by any exemptions received by the Manager), such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Manager or the Subadviser, cast in person at a meeting called for the purpose of voting on such approval.

11. Certain Definitions. For the purpose of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person” and “assignment” shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

12. General.

a. The Subadviser may perform its services through any employee, officer or agent of the Subadviser, and the Manager shall not be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the persons identified in the Prospectus of the Portfolio shall perform the portfolio management duties described therein until the Subadviser notifies the Manager that one or more other employees, officers or agents of the Subadviser, identified in such notice, shall assume such duties as of a specific date. The Subadviser shall use commercially reasonable efforts to inform the Manager of any such events enough time prior to the event taking effect such that allows the Manager sufficient time to prepare and file any necessary supplement to the Prospectus.

b. If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

c. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

13. Use of Name.

It is understood that the phrase “BlackRock” and any logos associated with that name are the valuable property of the Subadviser, and that the Fund has the right to include such phrases as a part of the names of its series or for any other purpose only so long as this Agreement shall continue. Upon termination of this Agreement the Fund shall forthwith cease to use such phrases and logos.

METLIFE ADVISERS, LLC

By:	/s/ John F. Guthrie, Jr.
Name:	John F. Guthrie, Jr.
Title:	Senior Vice President

BLACKROCK ADVISORS, LLC

By:	/s/ Anne Ackerley
Name:	Anne Ackerley
Title:	Managing Director

METROPOLITAN SERIES FUND, INC.

AMENDMENT No. 1

TO THE

SUBADVISORY AGREEMENT

(BlackRock Large Cap Value Portfolio)

AMENDMENT made this 9th day of November, 2006 to the Subadvisory Agreement dated October 2, 2006 (the “Agreement”), by and between MetLife Advisers, LLC, a Delaware limited liability company (the “Manager”), and BlackRock Advisors, LLC, a Delaware limited liability company (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. ADDITION OF SUBADVISORY SERVICES

Pursuant to Paragraph 10 of the Agreement, the services of the Subadviser referenced in Paragraph 1 is hereby amended by adding the following:

f. In accordance with Rule 17a-10 under the 1940 Act and any other applicable law, the Subadviser shall not consult with any other subadviser to the Portfolio or any subadviser to any other portfolio of the Fund or to any other investment company or investment company series for which the Manager serves as investment adviser concerning transactions of the Portfolio in securities or other assets, other than for purposes of complying with conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

2. SUB-ADVISORY AGREEMENT

In all other respects, the Agreement is confirmed and remains in full force and effect.

3. EFFECTIVE DATE

This Amendment shall become effective as of the date of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.

METLIFE ADVISERS, LLC

By:	/s/ John F. Guthrie, Jr.
John F. Guthrie, Jr.
Senior Vice President

BLACKROCK ADVISORS, LLC

By:	/s/ Anne Ackerley
Anne Ackerley
Managing Director

METROPOLITAN SERIES FUND, INC.

AMENDMENT No. 2

TO THE

SUBADVISORY AGREEMENT

(BlackRock Large Cap Value Portfolio)

AMENDMENT made this 1st day of May, 2010 to the Subadvisory Agreement dated October 2, 2006, as amended November 9, 2006 (the “Agreement”), by and between MetLife Advisers, LLC, a Delaware limited liability company (the “Manager”), and BlackRock Advisors, LLC, a Delaware limited liability company (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	ADDITION OF SUBADVISORY SERVICES

Pursuant to Paragraph 10 of the Agreement, the services of the Subadviser referenced in Paragraph 1 is hereby amended by adding the following:

g. The Subadviser may in its sole discretion, and in accordance with applicable law, invest the assets of the Portfolio in any investment company, unit investment trust or other collective investment fund, registered or non-registered, for which the Subadviser or any of its affiliates serves as investment adviser (an “Affiliated Fund”). Consistent with its fiduciary obligation to the Portfolio, the Subadviser will make such investments only if in its view, after considering factors deemed relevant by the Subadviser, an investment in an Affiliated Fund would be in the best interests of the Portfolio and is comparable to similar investment opportunities. In connection with such investments, the Subadviser agrees to waive the subadvisory fee it receives for subadvising the Portfolio in an amount equal to any advisory fee it receives as a result of any investment by the Portfolio in an Affiliated Fund.

2.	SUBADVISORY AGREEMENT

In all other respects, the Agreement is confirmed and remains in full force and effect.

3.	EFFECTIVE DATE

This Amendment shall become effective as of the date of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 1st day of May, 2010.

METLIFE ADVISERS, LLC		BLACKROCK ADVISORS, LLC

By:	/s/ Jeffrey L. Bernier	By:	/s/ Brian Schmidt
	Jeffrey L. Bernier	Name:	Brian Schmidt
	Senior Vice President	Title:	Managing Director

METROPOLITAN SERIES FUND, INC.

AMENDMENT No. 3

TO THE

SUBADVISORY AGREEMENT

(BlackRock Large Cap Value Portfolio)

AMENDMENT made this 17th day of November, 2010 to the Subadvisory Agreement dated October 2, 2006, as amended November 9, 2006 and May 1, 2010 (the “Agreement”), by and between MetLife Advisers, LLC, a Delaware limited liability company (the “Manager”), and BlackRock Advisors, LLC, a Delaware limited liability company (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE TO COMPENSATION OF SUBADVISER

Pursuant to Paragraph 10 of the Agreement, the services of the Subadviser referenced in Paragraph 6 is hereby amended by adding the following:

6. Compensation of the Subadviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Subadviser hereunder, the Manager shall pay the Subadviser compensation at the annual rate of 0.35% of the first $250 million of the average daily net assets of the Portfolio during the Portfolio’s then-current fiscal year, 0.325% of the next $500 million of such assets, 0.30% of the next $250 million of such assets, and 0.25% of such assets in excess of $1 billion. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Portfolio pursuant to the Advisory Agreement. If the Subadviser shall serve for less than the whole of any month or other agreed-upon interval, the foregoing compensation shall be prorated. The Manager may from time to time waive the compensation it is entitled to receive from the Fund; however, any such waiver will have no effect on the Manager’s obligation to pay the Subadviser the compensation provided for herein.

2.	SUBADVISORY AGREEMENT

In all other respects, the Agreement is confirmed and remains in full force and effect.

3.	EFFECTIVE DATE

This Amendment shall become effective as of the January 1, 2011.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 17th day of November, 2010.

METLIFE ADVISERS, LLC		BLACKROCK ADVISORS, LLC

By:	/s/ Jeffrey L. Bernier	By:	/s/ Francis Porcelli
	Jeffrey L. Bernier	Name:	Francis Porcelli
	Senior Vice President	Title:	Managing Director